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                                                                     Exhibit 2.3

                              [English Translation]

                               LETTER OF GUARANTEE

Guarantor: China Mobile Communications Corporation
Address: 53A, Xi Bian Men Nei Da Jie, Xuan Wu Qu, Beijing
Postal Code: 100053
Legal Representative: Zhang Ligui
Correspondent Bank: Bank of China, Beijing Branch
Account No: 06484108091001

Guarantee: China Mobile (Hong Kong) Limited
Address: 60/F, The Center, No. 99, Queen's Road Central, Central, Hong Kong Legal Representative: Wang Xiaochu
Telephone No.: 00852-31218888
Correspondent Bank: Bank of China, Hong Kong Branch
Account No: 01287511021122

WHEREAS:

   1. In accordance with the provisions of the "Administrative Regulations for Corporate Bonds", and from the approval of the State Planning and Development Commission (Approval No. Jijingtiao1474), the bond issuer, Guangdong Mobile Communication Company Limited (the "Issuer"), has issued a total RMB8 billion of "China Mobile Communication Corporate Bond, 2002" (the "Bonds");

   2. The Bonds are guaranteed by China Mobile (Hong Kong) Limited, a company established and in good standing in accordance with the relevant laws of the Hong Kong Special Administrative Region of the People's Republic of China, which is lawfully qualified to assume the duty of guarantor of the Bonds in accordance with the "Administrative Regulations for Corporate Bonds" and "Guarantee Law of the People's Republic of China" and other relevant laws and regulations, and to issue the guarantee letter (the "Guarantee Letter issued by China Mobile (Hong Kong) Limited for Guangdong Mobile Communication Company Limited") to the Issuer, irrevocably and jointly undertaking to guarantee the issuance of the Bonds;

   3. China Mobile Communications Corporation is a legal entity under the laws of the People's Republic of China, lawfully qualified to provide this guarantee in accordance with the "Guarantee Law of the People's Republic of China", and other relevant laws and regulations;

   4. Upon the issuance of this Letter of Guarantee, China Mobile Communications Corporation has provided full disclosure of all relevant information in accordance

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   5. with the requirements of the laws of the People's Republic of China, and is capable of performing its guarantee obligations under this Letter of Guarantee.

It is the true intention of China Mobile Communications Corporation to hereby unconditionally and irrevocably guarantee the due performance of the obligations recited in the "Guarantee Letter issued by China Mobile (Hong Kong) Limited for Guangdong Mobile Communication Company Limited":

         1.       Scope of Guarantee

         The scope of the guarantee by China Mobile Communications Corporation is: obligations undertaken by China Mobile (Hong Kong) Limited for the issuance and payment of the Bonds in accordance with the "Guarantee Letter from China Mobile (Hong Kong) Limited to Guangdong Mobile Communication Company Limited".

         2.       Form of Guarantee

         China Mobile Communications Corporation's guarantee undertaking shall be in the form of a joint guarantee.

         3.       Assumption of Guarantee Obligation

         Within the guarantee period set forth in Article 4 hereunder, should the Issuer, Guangdong Mobile Communication Company Limited, be unable to pay the principal and any interest that is due and payable on the Bonds, in accordance with the issuing terms and conditions of the "Articles of Issuance of China Mobile Communication Corporate Bond, 2002" established for the issuance of the Bonds and approved by the State Planning and Development Commission; and if China Mobile (Hong Kong) Limited fails to fully perform or is incapable of fully performing its guarantee obligations in relation to the Bonds, then China Mobile Communications Corporation shall assume the guarantee obligation, in accordance with the relevant laws, regulations and provisions of this Letter of Guarantee.

         After China Mobile Communications Corporation has performs its guarantee obligations as set in this Letter of Guarantee, China Mobile (Hong
Kong) Limited shall seek recourse against the Issuer by pursuing all necessary means. China Mobile Communications Corporation shall have a first priority for repayment in relation to all monies or other assets recovered by China Mobile (Hong Kong) Limited from the Issuer. China Mobile Communications Corporation shall have rights to recourse directly against China Mobile (Hong Kong) Limited and the Issuer, whenever it may deem necessary.

         4.       Duration of Guarantee

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         The duration of China Mobile Communications Corporation's guarantee shall be identical to the duration of China Mobile (Hong Kong) Limited's guarantee as recited in the "Guarantee Letter issued by China Mobile (Hong Kong) Limited for Guangdong Mobile Communication Company Limited", i.e., as to the five-year bonds and fifteen-year bonds of the Bonds, each from the first interest payment date of the Bonds to one day before the expiry date of the Bonds in the next calendar year, respectively. If China Mobile (Hong Kong) Limited does not request China Mobile Communications Corporation to assume a guarantee obligation during this period, it will be deemed that China Mobile Communications Corporation has been released from its guarantee obligation.

         5.       Disclosure of Information

         China Mobile Communications Corporation shall disclose all relevant information in accordance with the laws of the People's Republic of China.

         6.       Governing Law

         China Mobile Communications Corporation hereby confirms that this Letter of Guarantee shall be governed by, and construed in accordance with, the laws of the People's Republic of China.

         7.       Amendment to Issuing Terms and Conditions of the Bonds

         Applications by the Issuer seeking any amendment of the interest rate, maturity, or repayment terms for the principal and interest on the Bonds requires the prior written approval of China Mobile Communications Corporation. Upon the approval of such amendments by the relevant government authorities, China Mobile Communications Corporation's obligations under this Letter of Guarantee shall continue.

         8.       Effective Date of this Letter of Guarantee

         Upon approval by relevant regulatory authorities, this Letter of Guarantee will be effective from the date of issuance of the Bonds. If the Bonds are not issued within six months after the execution of this Letter of Guarantee, this Letter of Guarantee will be revoked automatically. Except as hereinabove expressly set forth in this article, this Letter of Guarantee shall not be amended or revoked during the period of guarantee specified in Article 4 herein.

Guarantor:                 China Mobile Communications Corporation (seal)

Legal Representative
Or Authorized Representative: XUE Taohai

September 3, 2002

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